Exhibit 99.1 Earnings Press Release

Emclaire Financial Corp Reports Earnings for 2020; Announces Annual Meeting Date

EMLENTON, Pa., January 29, 2021 -- Emclaire Financial Corp (NASDAQ:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income available to common stockholders of $6.6 million, or $2.41 per diluted common share, for the year ended December 31, 2020, a decrease of $1.2 million, or 15.6%, from $7.8 million, or $2.86 per diluted common share, reported for the year ended December 31, 2019.  The decrease in net income was largely driven by an increase in the provision for loan losses resulting from record loan growth and current economic uncertainties related to the COVID-19 pandemic.

William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, “Despite the most unusual and operationally challenging year, we are extremely pleased with the results for 2020.  We achieved solid financial results, grew loans and deposits and successfully navigated the disruptions of the COVID-19 pandemic while keeping the well-being of our shareholders, customers, employees and communities at the forefront.  We have and will continue to meet our customer needs and support our communities by operating our banking offices in a safe and socially responsible manner, strengthening our product offerings and delivery channels and providing loan payment relief assistance. We are confident that with our dedicated board of directors, management team and staff, diversified loan portfolio and strong capital position, we will successfully endure these uncertain times.”

2020 OPERATING RESULTS OVERVIEW

Net income available to common stockholders decreased $1.2 million, or 15.6%, to $6.6 million, or $2.41 per diluted common share, for the year ended December 31, 2020, compared to net income available to common stockholders of $7.8 million, or $2.86 per diluted common share for 2019.  The decrease resulted from a $2.5 million increase in the provision for loan losses and a decrease in noninterest income of $28,000, partially offset by an increase in net interest income of $1.0 million and decreases in noninterest expense and the provision for income taxes of $104,000 and $227,000, respectively.

Net interest income increased $1.0 million, or 3.7%, to $29.1 million for the year ended December 31, 2020 from $28.1 million for 2019. The increase in net interest income resulted from an increase in interest income of $1.0 million, or 2.8%, while interest expense decreased a modest $21,000. The increase in interest income was driven by a $90.2 million increase in the average balance of loans outstanding as a result of record loan production and the addition of $54.9 million of Paycheck Protection Program (PPP) loans in the second and third quarters of 2020.  The PPP loans are earning an annual interest rate of 1.00% and resulted in $2.1 million of SBA fees which will be accreted into interest income over the life of the loans.  During the year ended December 31, 2020, the Corporation recognized $1.6 million of interest income related to the PPP loans. Partially offsetting the increase in income from the additional loan volume, the Corporation experienced a 34 basis point decrease in the yield on loans to 4.32% for the year ended December 31, 2020 from 4.66% for 2019.  This was primarily driven by lower yields on new loans resulting from a highly competitive environment, market interest rate decreases during the second half of 2019 and through the first half of 2020 and the addition of the low yielding PPP loans.  Without the addition of the PPP loans, the Corporation would have experienced a 35 basis point decrease in the yield on loans to 4.31% for the year ended December 31, 2020. The decrease in interest expense occurred as the average rate on borrowed funds decreased 48 basis points to 2.25% for the year ended December 31, 2020 from 2.73% for 2019 causing a $176,000 decrease in interest expense, partially offset by a $3.4 million increase in the average balance of borrowed funds which added $77,000 in interest expense.  Additionally, the Corporation's average balance of interest-bearing deposits increased $48.6 million, or 7.8%, causing a $533,000 increase in interest expense, which was partially offset by a 7 basis point decrease in the rate on interest-bearing deposits to 1.06% for the year ended December 31, 2020 from 1.13% for the same period in 2019 causing a $455,000 decrease in interest expense.

The provision for loan losses increased $2.5 million to $3.2 million for the year ended December 31, 2020 from $715,000 for 2019. The increase in the provision for loan losses was due to growth in the residential real estate, commercial real estate and consumer loan portfolios, an increase in the specific pandemic qualitative allowance factor and risk rating changes for loans which were granted payment deferrals. Criticized and classified loans increased $27.4 million during year ended December 31, 2020 to $44.4 million, or 4.3%, of total assets from $17.0 million, or 1.9%, of total assets at December 31, 2019 due to classification changes in the Corporation's hospitality loans resulting from the pandemic.

Noninterest income decreased $28,000 to $4.4 million for the year ended December 31, 2020 due to decreases in fees and service charges and earnings on bank-owned life insurance of $659,000 and $165,000, respectively, partially offset by increases in gains on the sales of securities and loans and other noninterest income of $609,000, $127,000 and $60,000, respectively.  The decrease in fees and service charges was primarily due to a decline in overdraft charges as the COVID-19 pandemic resulted in widespread government mandated stay-at-home and business shut down orders which dramatically impacted consumer spending.  During the year ended December 31, 2020, the Corporation sold a total of $43.9 million of primarily low-yielding mortgage-backed and collateralized mortgage obligation securities and realized a net gain of $687,000.  The sale proceeds were utilized to repay $15.0 million of FHLB term advances and purchase higher yielding municipal and corporate securities. The increase in other noninterest income resulted from increases in rental income, ATM surcharge fees and interchange fees.

Noninterest expense decreased $104,000 to $22.0 million for the year ended December 31, 2020 from $22.1 million for 2019. The decrease was primarily attributable to decreases in compensation and benefits expense, professional fees and premises and equipment expense of $590,000, $87,000 and $73,000, respectively, partially offset by increases in FDIC insurance expense and other noninterest expense of $265,000 and $393,000, respectively.  The increase in FDIC insurance expense primarily related to the Small Bank Assessment credits utilized during 2019, and the increase in other noninterest expense primarily related to prepayment penalties of $238,000 incurred as a result of the aforementioned early repayment of FHLB debt.

The provision for income taxes decreased $227,000, or 13.7%, to $1.4 million for the year ended December 31, 2020 from $1.7 million for 2019 as a result of the decrease in net income before provision for income taxes.

FOURTH QUARTER OPERATING RESULTS OVERVIEW

Net income available to common stockholders increased $899,000, or 61.1%, to $2.4 million, or $0.87 per diluted common share, for the three months ended December 31, 2020, compared to net income of $1.5 million, or $0.54 per diluted common share for same period in 2019.  The increase resulted from an increase in net interest income available to common stockholders of $1.5 million and a decrease in noninterest expense of $33,000, partially offset by increases in the provision for loan losses and provision for income taxes of $195,000 and $252,000 respectively, and a decrease in noninterest income of $176,000.

Net interest income increased $1.5 million, or 22.1%, to $8.2 million for the three months ended December 31, 2020 from $6.7 million for the same period in 2019. The increase in net interest income resulted from an increase in interest income of $979,000, or 10.9%, while interest expense decreased $514,000, or 22.7%. The increase in interest income was driven by a $137.0 million increase in the average balance of loans outstanding as a result of record loan production during 2020 and the addition of $54.9 million of PPP loans in the second and third quarters of 2020. During the three months ended December 31, 2020, the Corporation recognized $991,000 of interest income related to the PPP loans. Partially offsetting the increase in income from the additional loan volume, the Corporation experienced a 14 basis point decrease in the yield on loan to 4.44% for the three months ended December 31, 2020 from 4.58% for the same period in 2019.  Without the addition of the PPP loans, the Corporation would have experienced a 39 basis point decrease in the yield on loans to 4.19% for the three months ended December 31, 2020. The Corporation's cost of funds decreased 28 basis points to 0.76% for the three months ended December 31, 2020 from 1.04% for the same period in 2019, resulting in a $579,000 decrease in interest expense.  The decrease in the cost of funds was partially offset by an increase of $61.3 million in interest-bearing deposits to $703.9 million for the three months ended December 31, 2020 from $642.5 million for the same period in 2019, causing a $172,000 increase in interest expense.

The provision for loan losses increased $195,000, or 47.6%, to $605,000 for the three months ended December 31, 2020 from $410,000 for the same period in 2019.  The increase in the provision for loan losses was due to risk rating changes for the Corporation's hospitality loans which were granted additional payment deferrals as a result of the pandemic.

Noninterest income decreased $176,000, or 17.7%, to $819,000 for the three months ended December 31, 2020 from $995,000 for the same period in 2019 due to decreases in earnings on bank-owned life insurance and fees and service charges of $157,000 and $138,000, respectively, partially offset by a $75,000 increase in gains on the sale of loans.  The decrease in earnings on bank-owned life insurance was due to a death benefit of $160,000 recorded during the three months ended December 31, 2019.  The decrease in fees and service charges was primarily due to a decline in overdraft charges as a result of the COVID-19 pandemic.

Noninterest expense decreased $33,000 to $5.4 million for the three months ended December 31, 2020 from $5.5 million for the same period in 2019. The decrease was primarily attributable to decreases in compensation and benefits expense, professional fees and other noninterest expense of $202,000, $38,000 and $23,000, respectively, partially offset by increases in FDIC insurance expense and premises and equipment expense of $204,000 and $29,000, respectively.   The increase in FDIC insurance expense primarily related to the Small Bank Assessment credits utilized during 2019.

The provision for income taxes increased $252,000, or 86.9%, to $542,000 for the three months ended December 31, 2020 from $290,000 for the same period in 2019 as a result of the increase in net income before provision for income taxes.

CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW

Total assets increased $117.0 million, or 12.8%, to $1.0 billion at December 31, 2020 from $915.3 million at December 31, 2019.  The increase in assets was driven primarily by increases in net loans receivable and cash and equivalents of $105.0 million and $22.5 million, respectively, partially offset by a decrease in securities of $7.1 million.  Loan balances at December 31, 2020 includes $30.4 million of PPP loans which were funded during the second and third quarters of 2020. In addition, the Bank's commercial mortgage, consumer loan and residential mortgage portfolios grew by $55.7 million, $25.4 million and $14.9 million, respectively, since December 31, 2019.  Liabilities increased $111.4 million, or 13.4%, to $940.8 million at December 31, 2020 from $829.4 million at December 31, 2019 due to increases in customer deposits and borrowed funds of $106.5 million and $3.5 million, respectively. The increase in customer deposits was primarily associated with the retention of PPP loan proceeds, consumer economic stimulus payments and a decrease in overall consumer spending resulting from the COVID-19 pandemic.

Nonperforming assets increased to $4.4 million, or 0.43% of total assets at December 31, 2020, compared to $3.2 million, or 0.34% of total assets at December 31, 2019.  Classified and criticized assets increased $27.4 million to $44.4 million or 4.3% of total assets at December 31, 2020, compared to $17.0 million or 1.9% of total assets at December 31, 2019.  The increase in classified and criticized asset balances was largely due to the impact of COVID-19 on the hospitality loan portfolio.  At December 31, 2020, the Corporation's hotel portfolio totaled $36.1 million of which $30.1 million was rated classified or criticized.

The COVID-19 pandemic has impacted the global and local economies and some customers' ability to continue making timely loan payments.  The Bank addressed the challenges of those facing hardship due to the pandemic by granting payment deferrals on 402 loans which totaled $108.1 million. At January 26, 2021, 28 loans totaling $33.6 million remained on deferral while 374 loans totaling $74.5 million have resumed normal repayment. Of the $33.6 million in loans on deferral at January 26, 2021, 18 loans totaling $30.0 million are associated with borrowers within the hospitality industry. The Bank continues to carefully monitor these loans and the entire loan portfolio and is well-positioned to weather a potential weakening of asset quality that may occur related to current circumstances.

Stockholders’ equity increased $5.6 million, or 6.6%, to $91.5 million at December 31, 2020 from $85.9 million at December 31, 2019 primarily due to a $1.9 million increase in accumulated other comprehensive income and a $3.3 million increase in retained earnings as a result of $6.6 million of net income available to common stockholders, partially offset by $3.3 million of common dividends paid.  The Corporation remains well capitalized and is well positioned for continued growth with total stockholders’ equity at 8.9% of total assets.  Book value per common share was $32.07 at December 31, 2020, compared to $30.14 at December 31, 2019.

ANNUAL SHAREHOLDER MEETING

In addition to reporting earnings, the Corporation announced that the annual meeting of shareholders will be held virtually on Wednesday, April 21, 2021 at 9:00 a.m.  The voting record date for the purpose of determining shareholders eligible to vote on proposals presented at the meeting will be March 1, 2021.

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 20 full service banking offices in Venango, Allegheny, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania and Hancock County, West Virginia.  The Corporation's common stock is quoted on and traded through the NASDAQ Capital Market under the symbol "EMCF".  For more information, visit the Corporation's website at "www.emclairefinancial.com."

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as “believe”, “expect”, “anticipate”, “estimate”, “should”, “may”, “can”, “will”, “outlook”, “project”, “appears” or similar expressions.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, the effects of the COVID-19 pandemic on the United States economy and the Corporation, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.  The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

INVESTOR RELATIONS CONTACT:

William C. Marsh

Chairman, President and

Chief Executive Officer

Phone: (844) 800-2193

Email:  investor.relations@farmersnb.com

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period		Year
	ended December 31,		ended December 31,
	2020	2019	2020	2019

Interest income	$9,990	$9,011	$37,147	$36,145
Interest expense	1,754	2,268	8,062	8,083
Net interest income	8,236	6,743	29,085	28,062
Provision for loan losses	605	410	3,247	715
Noninterest income	819	995	4,363	4,391
Noninterest expense	5,442	5,475	22,018	22,122
Income before provision for income taxes	3,008	1,853	8,183	9,616
Provision for income taxes	542	290	1,435	1,662
Net income	2,466	1,563	6,748	7,954
Preferred stock dividends	95	91	186	182
Net income available to common stockholders	$2,371	$1,472	$6,562	$7,772

Basic earnings per common share	$0.87	$0.54	$2.42	$2.88
Diluted earnings per common share	$0.87	$0.54	$2.41	$2.86
Dividends per common share	$0.30	$0.29	$1.20	$1.16

Return on average assets (1)	0.95%	0.67%	0.68%	0.88%
Return on average equity (1)	10.86%	7.18%	7.61%	9.50%
Return on average common equity (1)	10.95%	7.11%	7.76%	9.77%
Yield on average interest-earning assets	4.14%	4.18%	4.03%	4.31%
Cost of average interest-bearing liabilities	0.95%	1.27%	1.13%	1.22%
Cost of funds	0.76%	1.04%	0.91%	1.00%
Net interest margin	3.42%	3.18%	3.16%	3.35%
Efficiency ratio	59.66%	69.21%	66.32%	67.39%

(1)	Returns are annualized for the periods reported.

CONSOLIDATED BALANCE SHEET DATA:	As of	As of
	12/31/2020	12/31/2019

Total assets	$1,032,323	$915,296
Cash and equivalents	37,439	14,986
Securities	113,056	120,126
Loans, net	800,413	695,348
Intangible assets	20,543	20,707
Deposits	893,627	787,124
Borrowed funds	32,050	28,550
Common stockholders' equity	87,274	81,652
Stockholders' equity	91,480	85,858

Book value per common share	$32.07	$30.14

Net loans to deposits	89.57%	88.34%
Allowance for loan losses to total loans	1.18%	0.93%
Nonperforming assets to total assets	0.43%	0.34%
Stockholders' equity to total assets	8.86%	9.38%
Shares of common stock outstanding	2,721,212	2,708,712